EXHIBIT 10.45

AGREEMENT OF SALE

100 PROGRESS PLACE

SPRINGDALE, OH

This AGREEMENT of SALE (“Agreement”) is dated October 19, 2007 between INTERNATIONAL PAPER COMPANY, a New York corporation (“Seller”), having an address at 6400 Poplar Avenue, Memphis, TN 38197 and KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation (“Purchaser”), having an address at c/o CECO Environmental Corp., 3120 Forrer Street, Cincinnati, OH 45209-1016.

WITNESSETH:

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Sale and Purchase of Real Property.

Seller agrees to sell and Purchaser agrees to purchase all of the real property (the “Premises”) consisting of approximately 15.75 acres along with all improvements located thereon, and a 214,000 square foot building and all fixtures therein (the “Building”), located at 100 Progress Place, Springdale, Ohio, and commonly known as the “former Shorewood Packaging Plant,” as more particularly described on Exhibit A attached hereto and made a part hereof, together with Seller’s interest in and to all improvements, rights, privileges, easements appurtenant thereto (the Property and Building referred to collectively as the “Premises”) and the equipment described on Exhibit 1 (the “Equipment”).

Except as otherwise set forth herein, the Premises shall be sold to Purchaser subject to the following matters of title (collectively, the “Permitted Exceptions”):

(a) Such matters disclosed on Purchaser’s title commitment to which Purchaser either does not object or agrees to accept.

2.	Purchase Price.

The purchase price for the Premises (the “Purchase Price”) is the sum of FOUR MILLION THREE HUNDRED THOUSAND and 00/100 DOLLARS ($4,300,000.00), payable by Purchaser to Seller as follows:

(a) One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Earnest Money Deposit”) by check or wire transfer of immediately available funds to Mercantile Title Agency, Inc. (“Escrow Agent”) within five (5) days after execution of this Agreement. Escrow Agent shall hold the Earnest Money Deposit in accordance with mutually acceptable escrow instructions.

(b) The balance of the Purchase Price, following Seller’s instructions by wire transfer of immediately available funds to a designated account of Seller (or its designee) upon delivery of the deed on the day of closing of title (the “Closing Date”).

No amount paid on account of the Purchase Price shall create a lien on the Premises.

3.	Costs and Prorations.

(a) The following shall be apportioned between Seller and Purchaser on and as of the Closing Date: (i) real estate taxes, school taxes, other similar taxes and assessments which are a lien upon the Premises in the year of closing, and prorated to date of possession. If the closing shall occur before the tax rate is fixed for the current year, taxes shall be apportioned on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation.

(b) Purchaser shall be responsible for all taxes from and after the Closing imposed upon or levied against or on account of the Premises by any governmental authority, subject to proration pursuant to Article 3(a).

(c) Seller shall be responsible for all taxes prior to the Closing imposed upon or levied against or on account of the Premises by any governmental authority, subject to proration pursuant to Article 3(a).

(d) Purchaser and Seller shall each pay for its own legal fees and disbursements.

(e) Purchaser shall pay any recording charges relating to this transaction, except recording fees incurred so that Seller can convey the Premises and Equipment as required herein, and to release any mortgages or liens on the Premises and Equipment arising prior to Closing.

(f) Seller shall pay any real estate transfer taxes or sales taxes due in connection with the transaction.

(g) The obligations set forth in this Article shall survive the Closing.

4.	Representations.

(a) Except as is herein specifically set forth, Seller has not made, does not make and has not authorized anyone else to make, any representations as to: (i) the existence or non-existence of access to or from the Premises or any portion thereof; (ii) the availability of water, sewer, electrical, gas or other utility services; (iii) the number of acres in the Premises or the square footage of any buildings; (iv) the present or future physical condition or suitability of the Premises for any purpose; (v) the location of the Premises or any portion thereof within any flood plain, flood prone area, or watershed, or the designation of any portion hereof as wetlands; or (vi) any other matter or thing affecting or relating to the Premises or this Agreement.

(b) Except as specifically set forth in this Article, SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES RELATING TO THE PREMISES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SUITABILITY FOR PURCHASER’S INTENDED USE. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL BE SOLELY RESPONSIBLE FOR OBTAINING ALL PERMITS AND LICENSES, IF ANY, REQUIRED BY PURCHASER TO CARRY ON ITS INTENDED OPERATIONS AT THE PREMISES.

(c) Purchaser shall take the Premises in its “as is” condition on the date hereof, except as otherwise provided in this Agreement.

(d) Purchaser and Seller each hereby represent and warrant to the other that the transaction contemplated by this Agreement has been duly authorized, and the person executing on behalf of each Purchaser and Seller is fully authorized to execute and deliver this Agreement, and cause Purchaser and Seller to undertake the transaction contemplated hereby.

5.	Deed – Real Property; Equipment.

(a) The deed to be delivered to Purchaser at the Closing shall be a Limited Warranty Deed, or equivalent, and shall be in recordable form, and shall convey good and marketable fee simple title to the Premises to Purchaser, subject only to the Permitted Exceptions. No agreement, representation or warranty of Seller made in this Agreement shall survive delivery of the deed, except as specifically set forth herein.

(b) To the best knowledge of Seller’s representative with due authority to execute this Agreement, all systems necessary for the proper operation of the building (“Building Systems”) are currently in working order and that the Building Systems will remain in the Building after Closing for the benefit of Purchaser. This representation and warranty shall survive Closing.

6.	Title Matters; Survey.

(A) Title Matters.

(i)	Purchaser may obtain a commitment to insure title to the Premises (the “Title Commitment”), together with copies of any exception documents. Within the Due Diligence Period stated in Article 16 hereof, Purchaser shall deliver to Seller any written objections to matters reflected in the Title Commitment or Survey, if any (“Purchaser’s Title Objections”). If Seller does not receive notice of Purchaser’s Title Objections within such period, Purchaser shall have waived its right to object and shall accept such title as Seller is able to convey.

(ii)	Within five (5) days after receipt of Purchaser’s Title Objections, if any, Seller shall notify Purchaser, in writing, of which of Purchaser’s Title Objections it will cure as of Closing, and which objections it will not (“Seller’s Cure Notice”). Within five (5) days after receipt of Seller’s Cure Notice, the Purchaser shall notify Seller, in writing, whether it will proceed to Closing accepting such title as Seller is able to give, or terminate this Agreement and receive a refund of the Earnest Money Deposit. If Seller is unable to remedy any title defects it agreed to cure in Seller’s Cure Notice by the Closing Date, Seller shall have an additional five (5) days to do so. Upon removal of such defects, Seller shall reschedule the Closing Date upon five (5) days’ written notice to Purchaser. If Seller fails to respond to Purcahser’s Title Objections in writing within five (5) days as contemplated herein, the Seller shall be deemed to have elected to cure all of Purchaser’s Title Objections at or before Closing.

(iii)	If Seller is unable to or refuses to remedy such title defects as it agreed to cure in Seller’s Cure Notice, then Purchaser may (i) terminate this Agreement and receive a refund of the Earnest Money Deposit; (ii) close the sale and accept such title as Seller is able to convey without any reduction in the Purchase Price and without any other liability on the part of Seller (and any title defects will be deemed Permitted Exceptions); or (iii) pursue any available action at law or in equity. The elections set forth in (i) through (iii) above are cumulative in nature, and not exclusive.

(iv)	All other title charges and expenses shall be at Purchaser’s expense.

(B) Survey. Seller shall not provide any survey of the Premises to Purchaser. Purchaser may, at its sole cost and expense, prepare or cause to be prepared a survey of the Premises. Purchaser and Seller each acknowledge that the Purchase Price is not based upon a dollar value per acre and any difference in acreage between that acreage reflected in this Agreement and the Survey shall not result in a change in the Purchase Price, up or down.

7.	Environmental Matters.

(a) Seller warrants, to the best of its knowledge, that the Premises are not in violation of any Environmental Law and that there are no Hazardous Materials on the Premises. Seller agrees to provide Purchaser a copy of any existing Phase I Environmental Site Assessment that it has had completed on the Premises.

(b) For purposes of this Agreement the term “Hazardous Materials” shall mean any substance which is or contains: (a) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated under CERCLA; (b) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated under RCRA; (c) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (d) gasoline, diesel fuel or other petroleum hydrocarbons; (e) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (f) polychlorinated biphenyls; (g) radon gas; and (h) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as hereinafter defined) or the common law, or any other applicable law related to the Premises. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Premises: (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Premises or adjacent property or poses or threatens to pose a hazard to health or safety of persons on the Premises or adjacent property; (C) which, if emanated or migrated from the Premises, could constitute a trespass; or (D) could give rise to a claim for damages or injunctive relief resulting from personal injury, property or natural resources damages.

For purposes of this Agreement, the term “Environmental Requirements” shall mean any laws, ordinances, statutes, codes, rules,

regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Premises is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Premises, the Premises or the use of the Premises relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

8.	Right of Entry.

(a) Prior to the Closing Date, Purchaser may perform, or cause to be performed, surveys and visual, non-intrusive inspections on the Premises in connection with Purchaser’s due diligence so long as (i) Purchaser obtains Seller’s designated agent’s prior oral consent, and (ii) Purchaser has provided to Seller satisfactory evidence of such liability insurance specified in paragraph (c) of this Article. Upon the completion of such surveys and inspections, Purchaser, at its expense, shall promptly restore the Premises to its former condition and remove all debris and other material therefrom. The aforesaid consent of Seller shall not be unreasonably denied, withheld or delayed.

(b) At Seller’s request, Purchaser shall disclose the results of such surveys and inspections, and shall deliver copies of all reports and inspection results, to Seller. Purchaser shall treat the results of such surveys and inspections as strictly confidential and the same shall not be disclosed to any third party or governmental entity (provided, however, that such results may be disclosed only to Purchaser’s consultants, attorneys and lenders, who shall similarly treat such results as strictly confidential). The obligations of Purchaser under this paragraph (b) shall not survive Closing.

(c) Purchaser shall defend, indemnify and hold Seller harmless from and against any and all claims, demands, losses, expenses, damages, costs and liabilities suffered or incurred by Seller as a result of any physical damage to the Premises or death or personal injury to any person caused by or attributable to the acts or omissions of Purchaser, its employees, contractors, representatives or agents arising in connection with inspections, surveys or studies performed by or on behalf of Purchaser. This indemnity shall survive the Closing or the earlier termination of this Agreement for a period of twelve (12) months. Purchaser agrees that Purchaser (if it enters the Premises) and its contractors shall maintain general liability insurance, naming Seller, as an additional insured, in an amount not less than $1,000,000.00 per occurrence.

(d) The obligations of Purchaser set forth in this Article shall survive the termination of this Agreement or the Closing for a period of twelve (12) months.

9.	Closing; Time of the Essence; Conditions to Closing.

The closing of title (“Closing”) shall take place by overnight delivery at the same date and time that Purchaser closes on the sale of its existing headquarters facility, such date to be determined by Purchaser in its sole discretion. Closing may occur prior to expiration of the Due Diligence Period, but in no event later than thirty (30) days after expiration of the Due Diligence Period . Each party acknowledges and agrees that it is an express condition to Purchaser’s obligation to close the transaction contemplated by this Agreement that Purchaser simultaneously close on the sale of its headquarters facility located at 3120 Forrer Street, Cincinnati, Ohio 45209 (the “Headquarters Sale”), regardless of whether the Due Diligence Period has expired or not. If there is a failure of this condition, Purchaser may (a) request an additional thirty (30) days from Seller to inable Purchaser to complete the Headquarters Sale and hence the purchase contemplated hereby; or (b) terminate this Agreement by written notice to Seller, and receive a reimbursement of the Deposit, and neither party shall have any further obligation or responsibility to the other. Should Purchaser choose option (a) above, Seller, in its sole and absolute discretion may extend the time for closing for an additional thirty (30) day period, at which time the Deposit shall become non-refundable to Purchaser. Should Seller refuse to grant such thirty (30) day extension, Purchaser shall be entitled to receive a refund of the Deposit. At least one (1) business day prior to Closing, which Closing Date shall be determined by Purchaser in its sole discretion, Seller shall deliver the following to the Escrow Agent:

(i)	Limited Warranty Deed to the Premises;

(ii)	Bill of Sale conveying title to the Equipment to Purchaser;

(iii)	An Affidavit of Title as to the Premises;

(iv)	Form 1099 (if required by Escrow Agent);

(v)	FRIPTA Affidavit (if required by Escrow Agent);

(vi)	Any documents to effectuate the cures set forth in Seller’s Cure Notice;

(vii)	All keys and service contracts with respect to the Premises;

(viii)	Authority Documents, including By-Laws, Incumbency Certificates, and Resolutions authorizing the transactions contemplated by this Agreement; and

(ix)	Any and all other items and documents reasonably requested by Escrow Agent or to effectuate the Closing as contemplated by this Agreement.

Seller represents and warrants, as of the date of this Agreement, and again as of Closing, that no leases, licenses, or other occupancy agreements affect the Premises, except that Seller and Purchaser shall, during the Due Diligence Period, use good faith efforts to allow Seller to remain in occupancy of the Premises on a limited basis so long as Seller’s operations do not interfere with Purchaser’s renovation work to the Premises, the precise terms and conditions of such agreement to be further negotiated. Except as specifically provided herein, time is of the essence of this Agreement for all purposes.

10.	Notice.

Any notice given pursuant to this Agreement shall be given in writing and delivered in person, by overnight courier, or by registered or certified mail, postpaid, return receipt requested, addressed as follows:

if to Seller, to:

International Paper Company
Attn: Corporate Real Estate Department
6400 Poplar Avenue
Memphis, TN 38197

if to Purchaser, to:

Kirk & Blum
Attn: Dennis Blazer
c/o CECO Environmental Corp.
3120 Forrer Street
Cincinnati, OH 45209-1016

with a copy to:

Dinsmore & Shohl, LLP
Attn: George H. Vincent, Esq.
255 E. Fifth Street, Suite 1900
Cincinnati, OH 45202

Such notices, if delivered personally or by overnight courier service, shall be deemed given at the time of deposit with such person or courier; if sent by registered or certified mail, shall be deemed given two (2) days after the time of mailing.

11.	Broker.

The parties each represent that no broker has been used or employed in connection with the sale of the Premises to Purchaser, this Agreement and the transaction set forth herein, except Studley, Inc. and The Staubach Company (collectively, “Broker”). Each party agrees to indemnify and hold the other party harmless from and against any claim by any broker concerning this transaction by reason of such party’s breach of its representations or warranties contained in this Article. The provisions of this Article shall survive the Closing. Seller shall pay all fees and commissions due to the Broker.

12.	Condemnation and Casualty Loss.

(a) If any portion of the Premises is condemned or damaged by fire, earthquake, flood or other casualty, so that the fair market value of the Premises is reduced by twenty-five percent (25%) or more, either party shall have the right, exercisable within ten (10) days of notice of such condemnation or damage, to terminate this Agreement, in which event Seller shall refund the Earnest Money to Purchaser, and the parties shall have no further rights or obligations with respect to the other, except as otherwise stated in this Agreement. If this Agreement is not so terminated, Purchaser shall close the sale and purchase set forth herein, but with a reduction in the Purchase Price in an amount calculated as described in paragraph (c) below, and (i) Seller shall be entitled to receive and retain any condemnation award; (ii) Seller shall be entitled to receive and retain any insurance proceeds payable under policies procured by Seller; and (iii) Purchaser shall be entitled to receive and retain any insurance proceeds payable under policies procured by Purchaser.

(b) If any portion of the Premises is condemned or damaged so that the fair market value of the Premises is reduced by less than twenty-five percent (25%), Purchaser shall accept the Premises in its then condition, with no reduction in the Purchase Price, but with the right to receive and retain any condemnation award or insurance proceeds up to the amount of the reduction in fair market value by reason of such condemnation or casualty (however, Seller shall not be obligated to insure the Premises). Seller shall be entitled to receive and retain the amount by which any such condemnation award or insurance proceeds exceeds the reduction in fair market value.

(c) The amount of any reduction in the fair market value of the Premises, or in the Purchase Price, in accordance with this Article shall be determined by agreement between the parties or, if the parties are unable to agree, by an independent, licensed real estate appraiser selected by Seller and reasonably satisfactory to Purchaser (provided, however, that Seller shall not be obligated to accept any such determination by the appraiser if the amount of reduction so determined shall be more than 5% greater than the reduction amount selected by Seller). The cost of any such appraiser shall be borne equally by Seller and Purchaser.

13.	Termination; Failure to Close; Damages.

(a) If this Agreement is cancelled pursuant to its terms, this Agreement shall terminate and come to an end, and neither party shall have any further rights, obligations or liabilities against or to the other hereunder or otherwise, except that: Purchaser’s obligations under Articles 8, 11 and 15 shall survive the termination of this Agreement.

(b) Purchaser and Seller agree that it would be impractical and extremely difficult to ascertain and fix actual damages to Seller in the event of any material default hereunder by Purchaser; that the Earnest Money Deposit paid in connection with the execution of this Agreement is a fair measure of such damages; and that, in the event Purchaser materially breaches any obligation as provided hereunder, Seller shall be entitled to retain the Earnest Money Deposit as Seller’s sole remedy for Purchaser’s material breach of this Agreement.

(c) In the event Seller materially breaches hereunder, Purchaser shall be entitled to terminate this Agreement and obtain a refund of the Earnest Money Deposit, or to seek specific performance. In the event that the Purchaser elects to proceed against Seller by way of a suit for a specific performance, any such suit must be brought within thirty (30) days of Seller’s default. Purchaser waives the right to bring suit at any later date. Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, proper filing and service of a suit for specific performance.

14.	Assignment.

This Agreement and Purchaser’s rights under this Agreement may be assigned by Purchaser without the need for Seller’s prior consent only in connection with a 1031B like-kind exchange. No assignment shall relieve Purchaser from its obligations hereunder, and all representations, covenants and indemnities made by Purchaser hereunder also shall be made by Purchaser’s assignee and, where applicable, shall survive the Closing. Seller shall not assign this Agreement or its rights hereunder without Purchaser’s consent not to be unreasonably withheld, conditioned or delayed.

15.	Recording.

This Agreement (or a memorandum thereof) may not be recorded by Purchaser. Seller acknowledges that Purchaser will file this Agreement with the Securities Exchange Commission appended to a Schedule 8-k.

16.	Due Diligence.

(a) Purchaser shall have sixty (60) days from the date of this Agreement (the “Due Diligence Period”) to complete all aspects of its due diligence with respect to its examination of the Premises (including, but not limited to, survey review, environmental, access, zoning, obtaining financing and other matters). In the event Seller receives notice from Purchaser no later than 4 p.m. (eastern time) on the last day of the Due Diligence Period that Purchaser has determined, in its sole judgment, that it does not wish to purchase the Premises for any reason, then upon receipt of such notice Seller shall promptly refund to Purchaser the Earnest Money Deposit and upon refund of such sum, this Agreement shall terminate and the parties shall have no further obligation to each other in connection herewith, except as otherwise specifically provided herein. Failure of Seller to timely receive such notice shall be deemed a waiver by Purchaser of its right to terminate hereunder and Purchaser shall close this transaction in accordance with the terms hereof.

17.	Intentionally Omitted.

18.	Miscellaneous.

(a) Purchaser acknowledges that this Agreement constitutes an offer by Purchaser to Seller with respect to the Premises and all other matters contemplated herein until executed and delivered by all parties.

(b) None of Seller’s or Seller’s successors’ or assigns’ officers, directors, shareholders, employees or agents shall be personally or individually liable under this Agreement or any instrument executed or delivered by any one of them pursuant to the terms and conditions of this Agreement, and Purchaser shall not look to them or any one of them personally or individually for the satisfaction of any claim hereunder or thereunder. Seller’s liability under this Agreement, if any, shall be limited solely to its interest in the Premises.

(c) None of Purchaser’s or Purchaser’s successors’ or assigns’ officers, directors, shareholders, employees or agents shall be personally or individually liable under this Agreement or any instrument executed or delivered by any one of them pursuant to the terms and conditions of this Agreement, and Seller shall not look to them or any one of them personally or individually for the satisfaction of any claim hereunder or thereunder. Purchaser’s liability under this Agreement, if any, shall be limited solely to its interest in the Premises.

(d) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

(e) If any date herein set forth for the performance of any obligation by Seller or Purchaser, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Ohio or the State of Tennessee for observance thereof.

(f) This Agreement shall apply to and bind the heirs, executors, administrators, successors and permitted assigns of the respective parties.

(g) This Agreement embodies the entire agreement and understanding of the parties and there are no further or prior agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

(h) This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties or their respective successors or permitted assigns.

(i) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j) In the event of any suits, disputes, controversies, actions (including for injunctive or declaratory relief), arbitration, or litigation (including appeals), relating to, arising out of or based on this transaction, the non-prevailing party shall reimburse the prevailing party for all reasonable fees, costs and expenses of the prevailing party (including but not limited to its attorneys’ fees, costs and disbursements).

(k) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(l) This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without giving affect to choice of laws provisions.

(m) Seller shall not, during the term of this Agreement, attempt or allow others to attempt to sell, lease or otherwise transfer or encumber the Premises.

(n) Purchaser may desire to effectuate an I.R.C. § 1031 like-kind exchange in connection with the transaction contemplated by this Agreement, and Seller shall cooperate with any reasonable request of Purchaser in the event Purchaser elects to proceed with a like-kind exchange.

(o) Time is of the essence in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SELLER:

INTERNATIONAL PAPER COMPANY,
A New York corporation

By:	/s/ William A. Merrigan
Printed Name:	William A. Merrigan
Its:	VP- GSCD

PURCHASER:

KIRK & BLUM, an Ohio corporation

By:	/s/ Dennis W. Blazer
Printed Name:	Dennis Blazer
Its:	Secretary, Treasurer

Exhibits:

Exhibit A: Description of the Premises